Exhibit 99

Kapson Announces $ 50 Million Preferred Stock Offering

WOODBURY, N.Y. July 2, 1997--Kapson Senior Quarters Corp. (NASDAQ, NMS: KPSQ), owner, manager and operator of assisted living facilities, announced today it will sell 2.0 million shares of convertible exchangeable preferred stock at $ 25 per share in a Rule 144A offering under the U.S. Securities Act of 1933, as amended, to Raymond James & Associates Inc., Forum Capital Markets L.P. and Wheat First Butcher Singer, as initial purchasers. Total amount of the offering is $ 50 million and the offering is expected to close on July 3, 1997.

      The company plans to use the estimated net proceeds for acquisition and development of additional assisted living facilities and repayment of indebtedness.

      The shares, which are non-callable for three years, are convertible into common stock at $ 12.98 per share, and will pay an annual dividend of $ 2.00 per share, beginning with the first quarterly payment on September 30, 1997. The company has the option to exchange, in whole or in part, the preferred stock for 8% convertible notes due 2007 at the rate of $ 1,000 principal amount of notes for each 40 shares of preferred stock.

      Glenn Kaplan, chairman and CEO, commented that "this is the largest funded capital raising in the company's history and provides an attractive cost of capital to continue to execute our growth strategy. Not only does this financing significantly deleverage our balance sheet but it also provides incremental capital and increased flexibility to execute our acquisition and development plans."

      Neither the convertible exchangeable preferred stock, the notes nor common stock of the company issuable upon conversion has been registered under the Securities Act of 1933, as amended, or any state securities laws. Accordingly, these securities may not be offered or sold in the U.S. absent registration or an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

      This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

      This press release contains statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Kapson Senior Quarters Corp. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statement.